UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2007

PRA INTERNATIONAL
(Exact name of Registrant as specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51029 (Commission File Number)	95-2040171 (IRS Employer Identification No.)
12120 Sunset Hills Road, Suite 600
Reston, Virginia 20190
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (703) 464-6300

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Introduction
As previously disclosed, on July 24, 2007, PRA International, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PRA Holdings, Inc. (formerly known as GG Holdings I, Inc.), a Delaware corporation (“Parent”), and GG Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the NASDAQ Stock Market (“Nasdaq”). Accordingly, following completion of the Merger, the Company notified Nasdaq and requested that the common stock, $0.01 par value per share, of the Company (the “Common Stock”) be withdrawn from listing on the Nasdaq prior to the open of trading on December 14, 2007. As a result, the Common Stock will no longer be listed on the Nasdaq. The Company also intends to file with the Securities and Exchange Commission (the “SEC”) a Certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting that the Common Stock, including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of March 23, 2007, as amended, between the Company and American Stock Transfer and Trust Company (the “Rights”, and together with the Common Stock, the “Shares”) be deregistered and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.
Item 3.03 Material Modifications to Rights of Security Holders.
On December 13, 2007, pursuant to the terms of the Merger Agreement, each Share (other than Shares held in the Company’s treasury or owned directly or indirectly by Parent or Merger Sub, as well as Shares held by stockholders who properly demanded statutory appraisal rights) issued and outstanding immediately prior to the effective time of the Merger was cancelled and automatically converted into the right to receive $30.50 in cash, without interest.
Item 5.01 Change in Control of Registrant.
On December 13, 2007, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving. As a result of the Merger, the Company became a wholly-owned subsidiary of Parent (the “Surviving Corporation”).
In the Merger, each Share (other than Shares held in the Company’s treasury or owned directly or indirectly by Parent or Merger Sub, as well as Shares held by stockholders who properly demanded statutory appraisal rights) issued and outstanding immediately prior to the effective time of the Merger was cancelled and automatically converted into the right to receive $30.50 in cash, without interest.

At the effective time of the Merger, each outstanding option to purchase Common Stock, whether or not vested or exercisable at the effective time of the Merger (other than options that were exchanged for options to purchase shares of common stock of Parent), was cancelled and converted into a right to receive, for each share of Common Stock issuable upon exercise of such option, cash in the amount equal to the excess, if any, of $30.50 over the exercise price per share of such option, multiplied by the number of shares of Common Stock for which such option was exercisable (whether vested or unvested) immediately prior to the effective time of the Merger, without interest and less any applicable withholding taxes.
At the effective time of the Merger, each right to receive Common Stock or benefits measured by the value of a number of shares of Common Stock became fully vested and free of any restrictions and was cancelled and converted into a right to receive cash in the amount equal to $30.50 for each share of Common Stock subject to the award, without interest and less any applicable withholding taxes.
The aggregate purchase price paid for all shares of Common Stock, options to purchase shares of Common Stock (including options that were exchanged for options to purchase shares of common stock of Parent) and each right to receive Common Stock or benefits measured by the value of a number of shares of Common Stock was approximately $797 million plus related transaction fees and expenses. The source of funds for the Merger included cash equity contributions of approximately $396 million from Genstar Capital Partners V, L.P. and its affiliates and certain other investors, $255 million from senior credit facilities with UBS Securities LLC and Jefferies Finance LLC, as the lead arrangers and $170 million from the sale of senior subordinated notes to an affiliate of Caisse de dépôt et placement du Québec.
Each of Robert J. Weltman and Jean-Pierre Conte, affiliates of Genstar Capital, LLC, shall continue to serve as directors on the Board of Directors of the Company.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Pursuant to the terms of the Merger Agreement, Messrs. Weltman and Conte, as the members of the Board of Directors of Merger Sub, will be the directors of the Surviving Corporation at the effective time of the Merger. In connection with the consummation of the Merger, Melvin D. Booth, Robert E. Conway, Armin M. Kessler, Gregory P. Spivy and Judith A. Hemberger resigned from the Board of Directors of the Company, effective December 13, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2007	PRA INTERNATIONAL
	By:	/s/ Terrance J. Bieker
Terrance J. Bieker
Chief Executive Officer